Exhibit 10.4

EMPLOYMENT AGREEMENT FOR

EXECUTIVE OFFICERS

This Employment Agreement (the “Agreement”) is entered into on the               day of December, 2006 (the “Effective Date”), between Dave & Buster’s, Inc., a Missouri corporation (the “Company”), and                         (the “Employee”).  The parties agree to each of the following:

1.             Employment/Duties.  The Company agrees to employ Employee as [state position] for the Company.  Employee will be responsible for performing those duties that are customarily associated with the position of a [state position] and other such reasonable duties that are assigned by the Company from time to time.  The Company will provide appropriate training to Employee to permit him to perform his duties competently.

2.             Term of Agreement.  This Agreement shall be in effect for two years from the Effective Date of this Agreement unless it is terminated earlier under the terms of Paragraph 8 of this Agreement; provided, however, that commencing on the date two years after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the term of this Agreement shall be automatically extended for a one year period unless it is terminated earlier under the terms of Paragraph 8 of this Agreement.  The parties agree that unless specifically stated otherwise, the obligations created in Paragraphs 6, 7, 9, and 10 of this Agreement will survive the termination of this Agreement and of Employee’s employment with the Company.

3.             Employee’s Responsibilities.  Employee agrees that unless specifically stated otherwise, during the term of Employee’s employment by the Company, Employee will devote Employee’s full business time and best efforts and abilities to the performance of Employee’s duties for the Company.  Employee agrees to act with the Company’s best interest in mind at all times.  Employee will act in accordance with the highest professional standards of ethics and integrity.  Employee agrees to use Employee’s best efforts and skills to preserve the business of the Company and the goodwill of its employees and persons having business relations with the Company.  Employee will comply with all applicable laws and all of the Company’s policies and procedures.  Notwithstanding anything contained herein to the contrary, if (a) Employee complies with the terms and provisions of the Company’s Ethical Business Policy, as the same may be revised from time to time, and (b) Employee’s activities do not interfere with Employee’s obligations to the Company, then, during the term of the of Employee’s employment by the Company, Employee may (x) engage in charitable, civic, fraternal and professional activities, (y) give lectures on behalf of educational or for-profit institutions, and (z) manage personal investments.

4.             No Limitations.  Employee warrants and represents that there is no contractual, judicial or other restraint that impairs Employee’s right or legal ability to enter into this Agreement and to carry out Employee’s duties and responsibilities for the Company.

5.             Compensation and Benefits.

(a)           Base Salary.  During the term of this Agreement, the Company will pay to Employee a base salary of $           per year.  The base salary will be paid bi-weekly on regularly scheduled paydays determined by the Company.  Employee shall be given an annual performance evaluation and receive an annual salary increase commensurate with both Employee’s performance during such year and salary increases given to other officers of the Company receiving similar performance evaluations.

(b)           Annual Bonus.  During the term of this Agreement, the Employee will be eligible to receive an annual bonus as determined by the Company based upon the attainment of a combination of individual and Company goals during a fiscal year.  Employee’s individual participation percentage in the bonus plan is equal to   % of such Employee’s base salary for the fiscal year.

(c)           Automobile.  The Employee shall be entitled to an automobile allowance to be applied toward the use of an automobile for business purposes during the term of this Agreement, in an amount equal to $       per year, payable in accordance with the Company’s standard payroll procedures.

(d)           Retirement and Welfare Plans.  Employee shall be eligible to participate in any profit sharing, qualified and nonqualified retirement plans, and any health, life, accident, disability insurance, sick leave, supplemental medical reimbursement insurance (Exec-U-Care) or other benefit plans or programs made available to similarly situated employees of the Company as of the Effective Date (collectively, the “Plans”), as long as they are kept in force by the Company and provided that Employee meets the eligibility requirements of the respective plans and programs.

Nothing contained herein shall limit the right of the Company, in its sole and absolute discretion, to modify or discontinue any of the Plans.

[OPTIONAL] (e)  Equity Grant.  Employee shall be eligible to participate in the management grant of equity interests in the Company’s parent as further described in Exhibit A, attached hereto and incorporated herein by this reference.

(f)            Vacation. Subject to Company’s generally applicable policies relating to vacations, Employee shall be entitled to paid vacation commensurate with Employee’s position and tenure with the Company, but in no event less than four (4) weeks paid vacation during each calendar year.

(g)           Office and Support Staff.  All equipment, supplies, and secretarial staff reasonably required in the performance of the Employee’s duties shall be supplied by the Company.  Employee shall be entitled to a fully furnished and appointed office comparable in size, furnishings and decorations to the offices of other [senior/executive] officers and the facilities of the Company shall be generally available to Employee in the performance of Employee’s duties.

(h)           Other Benefits.  The Company will provide Employee with health insurance, vacation, and the other employment benefits the Company provides to its full-time executive employees.

(i)            Expenses.  The Company shall reimburse the Employee for all business expenses reasonably incurred by the Employee in connection with the performance of the Employee’s duties under this Agreement, including, but not limited to, reasonable travel, meals, and hotel accommodations of Employee, in each case subject to the Company’s policies and procedures.  Reimbursement shall be made upon submission by Employee of vouchers or an itemized list thereof.

(j)            Country Club Membership.  The Employee shall be entitled to an allowance for country club membership to be applied toward dues for business use of such club in an amount equal to $      per year, payable in accordance with the Company’s standard payroll procedures.

(k)           Changes in Benefits.  Any changes to base salary, annual bonus, automobile allowance or other benefits paid to Employee during the term of this Agreement shall be memorialized by a written amendment to this Agreement executed by the Company and Employee.

6.             Training and Confidential Information.  The Company will provide Employee with such specialized training as the Company, in its sole discretion, deems necessary or beneficial to the performance of Employee’s job duties.  The Company will also provide Employee with confidential and proprietary information not previously known by Employee regarding the Company’s clients, vendors, employees, sales, purchasing, pricing, services, computer programs, operations, marketing plans and financial performance.  Employee understands and agrees that during and after the term of his employment with the Company that he  will not directly or indirectly use or disclose any such confidential or proprietary information for any reason other than the advancement of the Company’s business interests.  The parties agree that the restrictions in this Paragraph 6 regarding confidential information do not cover public information, information created by entities other than the Company for dissemination to the public or information generally known in the Company’s industry.

7.             Restrictive Covenants.  Employee agrees that the Company’s commitment described in Paragraph 6 above to provide Employee training and the Company’s Confidential Information gives rise to the Company’s interest in restraining Employee from competing against it and that the restrictions in this Paragraph 7 are designed to enforce Employee’s promise in Paragraph 6 not to disclose or use any Confidential Information, except where necessary for Employee to perform his job duties for the Company.  Employee recognizes and agrees that these restrictions are necessary to protect the Company’s customer base, good will, confidential information and other business interests.

(a)           Non-Competition.  Employee agrees that during his employment with the Company, Employee will not, without the prior written consent of the Company, directly or indirectly, either on his own behalf or on behalf of any person, partnership, limited liability company, corporation, association, or otherwise, invest in (other than an investment in a publicly-owned company which constitutes not more than 1% of the voting securities) any business in the restaurant or entertainment industry which is engaged in business activities which are in competition with the business activities of the Company.

(b)           Non-Hire.  Employee agrees that during his employment with the Company and for a one (1) year period following the termination of his employment with the Company, he  will not directly or indirectly, on his own behalf or on behalf of any other person or business entity, (i) hire any person employed by the Company during the sixty (60) days prior to Employee’s termination in the Company’s corporate headquarters or within its operations group in the position of general manager, regional manager or any position senior to those managers (each being a “Restricted Employee”), (ii) attempt to influence any Restricted Employee employed by the Company at the time of Employee’s termination to leave his or his employment or (iii) use or disclose to any person or business entity any personal information regarding any of the Company’s employees.

(c)           Non-Interference.  Employee agrees that for a one (1) year period following the termination of his employment with the Company, he  will not, directly or indirectly, on his own behalf or on behalf of any other person or business entity, interfere with the Company’s relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Company.

(d)           Non-Access.  Employee agrees that following the termination of his employment with the Company, he will not access the Company’s computer systems, download files or any information from the Company’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company or any data stored on the Company’s computer systems.

(e)           No Restriction on Employment.  It is expressly understood and agreed that notwithstanding anything in this Agreement to the contrary, including, without limitation, Paragraphs 7(a) through 7(d) hereof, there shall be no restriction on Employee’s employment (whether by an employer in a competitive industry or otherwise) following the termination of Employee’s employment with the Company and Employee shall be entitled to immediately thereafter compete with the Company.

8.             Termination of Agreement.

(a)           Death or Disability.  This Agreement shall automatically terminate upon the death of Employee or upon Employee’s becoming disabled to the extent that he  is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous periods of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  The determination of Employee’s disability shall be made in good faith by a physician reasonably acceptable to the Company.

(b)           Upon Notice.  The Employee may terminate this Agreement at any time during the term by giving the Company no less than thirty (30) days’ prior written notice of the date of termination.  Promptly after the Employee gives such notice, the parties shall meet and in good faith confer regarding the Employee’s work responsibilities during the remainder of the notice period.  During the remainder of the notice period, Employee agrees to use Employee’s best efforts to continue performing the duties assigned by the Company, and the Company agrees to continue compensating Employee until the termination date with the same pay and benefits as before the notice was given.

(c)           For Cause.  The Company may terminate this Agreement without any prior written notice to Employee if the termination is “for cause.”  For purposes of this Agreement “for cause” shall be defined as the willful and continued failure by Employee to perform the duties assigned by the Company, failure to follow reasonable business-related directions from the Company, gross insubordination, theft from the Company or its clients, habitual absenteeism, conviction of a felony, or any other gross or willful misconduct that is contrary to the best interests of the Company or materially and adversely affects the reputation of the Company.  If the Company believes that an event constituting “for cause” under this section has occurred and such event (i) is not a criminal offense and (ii) is readily curable by Employee, then the Company shall provide written notice to the employee setting forth: (A) the Company’s intent to terminate the Employee’s employment for cause, and (B) the reasons for the Company’s intent to terminate the Employee’s employment for Cause.  The Employee shall have ten (10) business days following the receipt of such notice to cure the alleged breach.  The Company may terminate this Agreement without any further notice to Employee if such cure has not occurred within such ten (10) business day period.  In the event that the Company contends that the event is not readily curable by Employee, the Company shall provide written notice to Employee setting forth:  (X) the reasons for the Company’s intent to terminate Employee’s employment “for cause” and (Y) the basis for the Company’s determination that such event is not readily curable.

(d)           For Good Reason.  The Employee may terminate this Agreement without any prior written notice to the Company if the termination is “for good reason.”

For purposes of this Agreement “for good reason” shall be defined as (i) the Company’s material breach of this Agreement and the Company’s failure to remedy such breach within ten (10) days following the delivery of written notice of such breach by the Employee to the Company; (ii) the Company’s relocation of the office where Employee performs his duties; (iii) assignment to the Employee of any duties, authority or responsibilities that are materially inconsistent with the Employee’s position, authority, duties or responsibilities, or any other Company action that results in the diminution in such position, authorities, duties or responsibilities; (iv) substantial change in organizational reporting relationships as compared to the Effective Date that will impact Employee’s title, status, position, authority, duties or responsibilities reporting requirements; and (v) any other purported termination of the Employee other than under the terms of this Agreement.

(e)           Severance Pay and Release.  In the event that Employee’s employment under this Agreement is terminated for reasons other than “for cause” as defined in Paragraph 8(c), the Company shall pay to Employee: (i) twelve (12) months of severance pay at Employee’s then current base salary, in accordance with the Company’s normal payroll schedule and procedures, and subject to all applicable withholding (it being agreed that the sum of the after-tax value of these monthly payments and any income replacement benefits received from Company-provided disability insurance as described in Section 8(a) above shall not exceed the after-tax value of Employee’s then-current base salary, (ii) an amount equal to the annual bonus, if any, earned by the Employee for the prior fiscal year, if it has not previously been paid by the Company, (iii) the prorata portion of the annual bonus, if any, earned by the Employee for the then-current fiscal year payable in accordance with the Company’s standard procedures for paying any such bonus to other Employees, (iv) monthly payments for a period of twelve (12) months following Employee’s termination that are equal to the monthly payment being made to Employee under Paragraph 5(c) at the time of Employee’s termination, (v) monthly payments for a period of six (6) months following Employee’s termination that are equal to the monthly premium required by the Employee to maintain his health insurance benefits provided by the Company’s group health insurance plan, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and (vi) the portion of any equity interests granted by the Company to Employee that is vested as of the date of Employee’s termination.  The Company’s obligation to tender the foregoing severance amounts shall be conditioned upon Employee’s compliance with this Agreement and upon Employee’s execution of a general release in favor of the Company, its Board of Directors, affiliates, and employees, in such form as reasonably approved by the Company and Employee.  In the event that this Agreement is terminated “for cause” pursuant to Paragraph 8(c), the Company shall pay to Employee only that compensation which has been earned by the Employee through the date of termination.  The payments shall be made in a lump sum or on the Company’s regularly scheduled paydays, as determined in the discretion of the Company.

Employee agrees to return to the Company any payments received pursuant to this Paragraph 8 in the event that Employee does not fully comply with all post-employment obligations set out in this Agreement, including, but not limited to, the Restrictive Covenants set forth in Paragraph 7.

9.             Return of Property to the Company.  Upon the termination of Employee’s employment by the Company, Employee agrees to immediately provide the Company with a written inventory of all Company-owned property in Employee’s possession or under Employee’s control and to immediately return to the Company all Company-owned property in Employee’s possession or control.  After the termination of Employee’s employment, Employee will not retain copies of any documents or other property belonging to the Company.

10.           Arbitration.  Any controversy, dispute or claim, except as set out below, arising out of or relating to this Agreement or the terms and conditions of employment of Employee, including, but not limited to, claims of breach of contract, shall be settled by final and binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  However, the parties agree that this Paragraph 10 shall not preclude the Company from filing a petition in court seeking equitable relief in the form of a temporary restraining order or temporary or permanent injunction for alleged violations of Employee’s obligations under Paragraphs 6 and 7.  A party shall have the right to pursue the same causes of action and obtain the same damages in arbitration that the party could pursue in any court.  Any arbitration brought under the terms of this Agreement shall be conducted in the following manner:

(a)           A party wishing to pursue a claim under this Paragraph 10 must give the other party a written Notice of Claim within ninety (90) days after the event which gave rise to the claim occurred.  The party receiving a Notice of Claim shall within thirty (30) days serve the other party with a written response to the Notice of Claim.  If the party initiating the claim is not satisfied with the response, the party initiating the claim shall notify the other party in writing that the claim shall be resolved by arbitration.

(b)           The arbitrator shall be selected by agreement of the parties within thirty (30) days of the receipt of the written notice that the claim shall be resolved by arbitration.  In the event that the parties cannot agree upon an arbitrator, each party shall choose one arbitrator.

The arbitrators selected by the parties shall select one arbitrator, by mutual agreement.  In the event of a deadlock, either party may petition a court of competent jurisdiction to select an arbitrator.

(c)           The arbitration hearing shall be held at a mutually agreeable site in Dallas, Texas.

(d)           The arbitration hearing must be held within sixty (60) days of the date on which the arbitrator is selected.

(e)           The arbitrator shall follow the Employment Arbitration Rules of the American Arbitration Association, except as otherwise agreed by the parties.  The arbitrator shall substantially comply with the Texas rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; shall conduct a pretrial hearing; and shall consider dispositive motions.  The arbitrator has the right to refer the parties to a non-binding mediation prior to the arbitration hearing but such mediation shall not extend the deadlines established in this Paragraph 10.  Each party shall have the right to request the arbitrator to make findings of specific factual issues.

(f)            The expenses of the arbitration shall be borne in such proportion as the arbitrator shall decide.

(g)           Any deviation from subparagraphs (a) through (e) above must be set out in writing and signed by both the Company and Employee.

11.           Indemnification.  The Company shall indemnify Employee to the fullest extent permitted by law against all costs, expenses, liabilities and losses, including but not limited to, attorneys fees, judgments, fines, penalties, taxes and amounts paid in settlement, reasonably incurred by Employee in conjunction with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative in nature, which the Employee is made or threatened to be made a party or witness by reason of his position as officer, employee or agent of the Company or otherwise due to his association with the Company or due to his position or association with any other entity at the request of the Company.  The Company shall advance to Employee all reasonable costs and expenses incurred in connection with such action within twenty (20) days after receipt by the Company of Employee’s written request.  The Company shall be entitled to be reimbursed by Employee and Employee agrees to reimburse the Company if it is determined that Employee is not entitled to be indemnified with respect to an action, suit, or proceeding under applicable law.  The Company shall not settle any such claim in any manner which would impose liability, including monetary penalties or censure, on the Employee without his prior written consent.

12.           Choice of Law; Venue.  The parties agree that this Agreement shall be construed under the laws of the State of Texas.  Jurisdiction and venue with respect to any dispute arising under this Agreement shall be in the courts of Dallas County, Texas.

13.           Severability.  If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable, or void.  The parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.  Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

14.           Waiver.  No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof.  A waiver by either of the parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement.  All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

15.           Notices.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail (registered or certified) or by a recognized “next-day delivery service” to the address set forth below a party’s signature.

16.           Entire Agreement.  This Agreement represents the entire agreement relating to employment between the Company and Employee and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments, writings and other understandings, including without limitation that certain Executive Retention Agreement entered into by the parties.  No prior or subsequent promises, representation, or understandings relative to any terms or conditions of employment are to be considered as part of this Agreement or as binding.

17.           Amendment.  This Agreement may be amended only in a writing signed by both parties.

18.           Acknowledgment.  By signing below, the parties certify and represent that they have carefully read and considered the foregoing Agreement and fully understand all provisions of this Agreement and understand the consequences of signing this Agreement, and have signed this Agreement voluntarily and without coercion, undue influence, threats, or intimidations of any kind or type whatsoever.

COMPANY:		EMPLOYEE:

DAVE & BUSTER’S, INC.

By:

Address:	2481 Mañana Drive	Address:
Dallas, Texas 75220

Date:		Date: